Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

David Carlson	Michael Newman
Executive Vice President and	Investor Relations
Chief Financial Officer	StreetConnect, Inc.
LaCrosse Footwear, Inc.	800-654-3517
503-766-1010 (ext. 1331)

LACROSSE FOOTWEAR REPORTS FIRST QUARTER RESULTS

Continued Penetration into Targeted Markets and Gross Margin Improvement

Portland, Ore.—May 2, 2005 — LaCrosse Footwear, Inc. (Nasdaq/NMS: BOOT), a leading provider of branded work and outdoor footwear for expert users, today reported results for the first quarter ended March 26, 2005.

For the first quarter of 2005, LaCrosse reported consolidated net sales of $18.9 million, compared to $23.7 million in the first quarter of 2004. Sales for the first quarter of 2004 included $4.3 million from General Services Administration (GSA) delivery orders to the United States Military and $1.7 million from the discontinued PVC boot line.

Consolidated net income was $0.3 million or $0.05 per common share in the first quarter of 2005, compared to $1.1 million or $0.18 per common share in the first quarter of 2004. Results for the first quarter of 2004 included an expense reduction due to a one-time cash payment of $0.9 million from a former vendor. The results in the first quarter of 2005 include an income tax expense of $0.2 million, compared to zero income tax expense in the first quarter of 2004 due to previously unrecognized federal net operating loss carryforwards, which were fully utilized during fiscal 2004. The reduction in net income also reflects the margins related to the GSA delivery orders in the first quarter of 2004. The Company currently expects its effective income tax rate to be approximately 36% in 2005 and approximately 37% in 2006 and beyond

Sales to the work market were $12.0 million for the first quarter, compared to $17.1 million for the same period in 2004. Work sales in the first quarter of 2004 included the $6.0 million from GSA and PVC sales. In the first quarter of 2005, work sales grew in a number of targeted product categories, including boots for public safety, general work and firefighting. Sales to the outdoor market were $6.9 million for the first quarter of 2005, up 4% from $6.6 million for the same period in 2004. While outdoor sales are typically stronger in the second half of the year, the year-over-year growth in the first quarter of 2005 included stronger penetration into various hunting markets.

The Company continued to improve its overall gross margin, which was 37.1% of net sales for the first quarter of 2005, up from 30.5% in the same period of 2004, an increase of 660 basis points. The continued margin improvement reflects the increased sales of the Company’s new higher-margin products and the strategic discontinuation of the low margin PVC boot line.

LaCrosse’s selling and administrative expenses were $6.5 million in the first quarter of 2005, compared to $6.0 million in the same period of 2004. The selling and administrative expenses for the first quarter of 2004 were reduced due to the one-time cash payment of $0.9 million from a former vendor. As a result of its continued profitability, LaCrosse had cash and cash equivalents of $6.3 million and no outstanding bank debt at the end of first quarter of 2005, significantly improved from zero cash and funded debt of $4.7 million at the end of first quarter of 2004.

“We are pleased with the sales and earnings growth in our core work and outdoor business, continued gross margin improvement and stronger balance sheet in the first quarter,” said Joseph P. Schneider, CEO of LaCrosse Footwear. “During the quarter, we continued to increase our brand equity in both the work and outdoor footwear markets and prepared for the roll out of an exciting Fall line. Our new products underscore LaCrosse’s strategic focus on penetrating deeper into targeted occupational and recreational markets and continue to raise the bar on performance, innovation and quality.”

“In order to execute our long-term growth strategy, we have recently taken some important steps to strengthen our organization. We have added terrific people, who have a variety of business and footwear industry experience, to our management team. We have also integrated our nationwide sales, marketing and customer services teams to get closer to our customers, enhance our targeted marketing efforts and extend our distribution into specific work and uniform market opportunities.”

About LaCrosse Footwear

LaCrosse Footwear is a leading developer and marketer of branded, premium and innovative footwear for expert work and outdoor users. The Company’s trusted Danner® and LaCrosse® brands are distributed domestically through a nationwide network of specialty retailers and distributors, and internationally through distributors in Asia and Europe. Work customers include people in law enforcement, agriculture, firefighting, construction, industry, military services and other occupations that need high-performance and protective footwear as a critical tool for the job. Outdoor customers include people active in hunting, outdoor cross training, hiking and other outdoor recreational activities. For more information about LaCrosse Footwear products, please visit our Internet websites at www.lacrossefootwear.com, www.danner.com, www.firetechboots.com and www.lacrossesafety.com. For additional investor information, see our corporate website at www.lacrossefootwearinc.com.

Forward-Looking Statements

This press release includes forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that forward-looking statements such as statements of the Company’s anticipated revenue and earnings are dependent on a number of factors that could affect the Company’s operating results and could cause the Company’s actual future results to differ materially from any results indicated in this release or in any forward-looking statements made by, or on behalf of the Company. These factors include, but are not limited to:

•	Commodity price increases including: rubber and petroleum. Price increases will affect transportation costs, footwear component costs, and ultimately product costs.

•	Consumer confidence and related demand for footwear, including work and outdoor footwear.

•	Weather and its impact on the demand for outdoor footwear.

•	Dealer inventory levels.

•	Company inventory levels, including inventory levels required for foreign-sourced product and the related need for accurate forecasting and the limited ability to resupply dealers for fill-in orders for foreign-sourced product.

•	Potential problems associated with the manufacture, transportation and delivery of foreign-sourced product.

•	United States and/or foreign trading rules, regulations and policies, including export/import regulations and regulations affecting manufacturers and/or importers.

•	General domestic economic conditions, including interest rates and foreign currency exchange rates.

The Company cannot provide any assurance that future results will meet expectations. Results could differ materially based on various factors, including Company performance and market conditions. In addition, historical information should not be considered an indicator of future performance. Additional factors may be detailed in LaCrosse Footwear’s Annual Report on Form 10-K for the year ended December 31, 2004. The Company has no obligation to update or revise forward-looking statements to reflect the occurrence of future events or circumstances.

LaCrosse Footwear, Inc.
Condensed Consolidated Statement of Operations
(Amounts in thousands, except per share amounts)
(Unaudited)

	Quarter Ended
	March 26, 2005	March 27, 2004

Net sales	$18,866	$23,726
Cost of goods sold	11,862	16,493

Gross profit	7,004	7,233
Operating expenses	6,453	5,997

Operating income	551	1,236
Non-operating expenses, net	54	141

Income before income taxes	497	1,095
Income tax expense	179	—

Net income	$318	$1,095

Net income per common share, basic	$0.05	$0.19
Net income per common share, diluted	$0.05	$0.18

Weighted average shares outstanding:
Basic	5,923	5,879
Diluted	6,154	6,066

Supplemental Information
Work Sales	$12,002	$17,141
Outdoor Sales	$6,864	$6,585

	$18,866	$23,726

GSA Delivery Order Sales	$—	$4,267
Discontinued PVC Boot Line Sales	$71	$1,735

LaCrosse Footwear, Inc.
Condensed Consolidated Balance Sheet
(Amounts in thousands)

	(Unaudited)		(Unaudited)
		December 31,
	March 26, 2005	2004	March 27, 2004

ASSETS:
Cash and cash equivalents	$6,265	$7,149	$—
Accounts receivable – net	12,848	15,613	14,591
Inventories	19,239	16,962	21,090
Prepaid expenses and other assets	1,970	2,792	1,347

Total current assets	40,322	42,516	37,028

Property and equipment, net	3,214	3,557	4,409
Goodwill and other assets	12,241	11,715	11,653

Total Assets	$55,777	$57,788	$53,090

LIABILITIES & EQUITY:
Notes payable, bank	$—	$—	$4,688
Accounts payable and accrued liabilities	5,522	7,527	5,085

Total current liabilities	5,522	7,527	9,773

Other long-term liabilities	3,598	3,708	3,452
Deferred tax liability	1,049	1,402	876
Total shareholders’ equity	45,608	45,151	38,989

Total Liabilities and Equity	$55,777	$57,788	$53,090

End of Filing

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